Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:
Charles N. Funk
President & CEO
MidWestOne Financial Group, Inc.
319.356.5800
cfunk@midwestone.com

MEINERT TO RETIRE FROM MIDWESTONE

IOWA CITY, IOWA (December 23, 2008) – MidWestOne Financial Group, Inc., parent company of MidWestOne Bank, today announced that David A. Meinert, its Executive Vice President, Chief Financial Officer and Treasurer and a member of its Board of Directors, will retire from the Company and Board of Directors effective December 31, 2008.

Mr. Meinert joined the Company in March 2008 upon consummation of the Company’s merger with the former MidWestOne Financial Group, Inc. Prior to the merger, he had been employed by the former MidWestOne and its subsidiaries in various capacities since 1978, including most recently as its Executive Vice President, Chief Financial Officer and Treasurer.

“On behalf of all of the directors and employees of MidWestOne, we thank Dave for his efforts in helping the company integrate the operations of the former MidWestOne following the merger and assisting in our transition to a publicly-traded company,” said Charles Funk, President and Chief Executive Officer of MidWestOne Financial Group and MidWestOne Bank. “We wish him all the best in his retirement and in all future endeavors.”

The Company has begun a search, both internally and externally, to identify a replacement for Mr. Meinert. Gary J. Ortale, the Company’s Senior Vice President and Chief Risk Officer, will serve as interim Chief Financial Officer. Mr. Ortale has served the Company for 21 years and was the Chief Financial Officer of the Company’s principal bank subsidiary prior to the Company’s merger with the former MidWestOne earlier this year.

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Additional Information About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which has a total of 28 banking offices in Iowa and provides electronic delivery of financial services through its website, www.midwestone.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.